Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements No. 33-62645, No. 33-81706, No. 333-35118 and No. 333-69690 on Form S-8 of REX American Resources Corporation and subsidiaries of our report dated November 14, 2011, relating to the financial statements of NuGen Energy, LLC as of July 31, 2011 and 2010 and for the years then ended appearing in this Current Report on Form 8-K/A of REX American Resources Corporation.

/S/ Christianson & Associates, PLLP

Willmar, Minnesota
January 13, 2012